Exhibit 99.1

Investor Relations Contacts:

Keith Terreri, Vice President - Finance & Treasurer

Jim Mathias, Director – Investor Relations

214-570-4641

investor_relations@metropcs.com

MetroPCS Reports Strong Fourth Quarter and Year End 2010 Results, Highlighted by

Record Full Year Subscriber Growth and Adjusted EBITDA

Fourth Quarter 2010 Highlights Include:

•	Quarterly consolidated total revenues of $1.07 billion, an increase of approximately 15% over fourth quarter of 2009

•	Quarterly consolidated Adjusted EBITDA of $315 million, an increase of 25% over fourth quarter of 2009

•	Quarterly consolidated net subscriber additions of 298 thousand

•	Quarterly consolidated churn of 3.5%, down 180bps from 5.3% for the fourth quarter 2009

•	Launch of our first Android™ operating system Smartphones

Full Year 2010 Highlights Include:

•	Rollout of 4G LTE in select markets with launch of world’s first 4G LTE handset

•	Consolidated total revenues of $4.07 billion, an increase of approximately 17% over 2009

•	Consolidated Adjusted EBITDA of $1.18 billion, an increase of 23% over 2009, and the highest Consolidated Adjusted EBITDA in Company history

•	Fifth consecutive year of over 1 million consolidated net subscriber additions, including a record 1.5 million net subscriber additions during 2010

•	Total subscriber growth of approximately 23% in 2010 to over 8.1 million total subscribers

DALLAS (February 24, 2011) – MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited, flat-rate wireless communications service with no annual contract, today announced financial and operational results for the quarter and year ended December 31, 2010. MetroPCS reported full year 2010 growth in consolidated Adjusted EBITDA of 23% over 2009 and finished 2010 with over 8.1 million subscribers. The Company reported full year net income of $193 million, or $0.54 per common share, which includes approximately $59 million in net charges related to the extinguishment of our 9 1/4% Senior Notes due 2014 and gains recognized on FCC license exchanges consummated during the year. On a non-GAAP basis, excluding the loss on extinguishment of debt and gains on FCC license exchanges, net income would have been $252 million, or $0.70 per common share. The Company reported fourth quarter 2010 net income of $14 million, or $0.04 per common share, which includes approximately $60 million in net charges related to the extinguishment of our 9 1/4% Senior Notes and a gain recognized on a FCC license exchange consummated during the quarter. On a non-GAAP basis, excluding the loss on extinguishment of debt and gain on the FCC license exchange, net income would have been $74 million, or $0.20 per common share.

“We generated record full year net subscriber additions of over 1.5 million during 2010 and full year consolidated Adjusted EBITDA of approximately $1.18 billion; also a record for the Company. Introduced at the beginning of 2010, adoption of our Wireless for AllSM service plans primarily drove these record results and also contributed to a 190 bps decline in full year churn to 3.6%. Our focus on execution, combined with the success of our Wireless for All initiatives, drove approximately 23% year over year subscriber growth and 23% year over year consolidated Adjusted EBITDA growth. Importantly, over the past five years, we have generated impressive results with a CAGR of 29% subscriber growth and 31% Consolidated Adjusted EBITDA growth, both significant accomplishments for a wireless company,” said Roger D. Linquist, Chairman, President and Chief Executive Officer of MetroPCS.

“At the beginning of the year, we transformed our company with the introduction of Wireless for All. The successful transformation provided subscribers with tax and regulatory fee inclusive rate plans as well as reduced prices on handsets. Customer response to Wireless for All has been positive. We also provided existing subscribers an opportunity to upgrade their handsets to QWERTY Smartphone handsets, including the world’s first commercially available 4G LTE enabled handset, the Samsung Craft, as well as two Android™ operating system Smartphones.

“In the second half of 2010, we successfully introduced the first commercial 4G LTE service in the U.S. Concurrently, we introduced MetroSTUDIO, a rich source of multimedia content available with our $60 4G LTE plan. Following our initial 4G LTE launches, we have now introduced 4G LTE in nearly all of our major metropolitan areas. With our 4G LTE service offerings, national coverage through Metro USA, and our compelling handset line-up, which includes many Android™ and touch-screen, QWERTY Smartphones, our pay-in-advance subscribers have an experience that is substantially equivalent to that which is enjoyed by traditional post-pay customers.

“In what continues to be a competitive space, we have delivered record full-year results and successfully gained share. In 2010 we generated the highest annual Consolidated Adjusted EBITDA in company history. Importantly, we also significantly strengthened our balance sheet during the year through extending and staggering our debt maturity profile. Both financially and operationally, we believe we are well-positioned for 2011,” Linquist concluded.

2010 Operational Highlights

•	Over 1.5 million consolidated net subscriber additions, surpassing the 8.1 million subscriber milestone

•	Fifth consecutive year of over 1 million net subscriber additions

•	Introduced Wireless for All nationwide service plans which include all applicable taxes and regulatory fees

•	Launched Metro USA nationwide coverage

•	Smartphone Launches –

•	Launched first Android™ handsets, LG Optimus M and Huawei Ascend

•	Unveiled world’s first commercially available 4G LTE handset, the Samsung Craft

•	Offered the BlackBerry Curve 8530

•	Launched ‘Mas Mexico’ Service which includes unlimited calling to landline numbers and unlimited mobile-to-mobile texting to Mexico for $5.00

•	Launched First Commercial 4G LTE services in the United States

•	Launched nine 4G LTE markets including Dallas/Ft. Worth, Las Vegas, Detroit, Los Angeles, Philadelphia, San Francisco, Sacramento, Boston and New York City

•	Launched MetroSTUDIO, a source of multimedia content which includes access to full-track downloads, ringtones and ring-back tones and premium video content

•	Significantly strengthened our capital structure, through extending and staggering the Company’s debt maturity profile

•

Modified certain terms in our existing Senior Secured credit agreement including extending the maturity of $1.0 billion of our Term Loan B by three years and providing for future maturity extension of our existing Revolver

•	Retired all $1.95 billion of our 9 1/4% Senior Notes due 2014 through issuance of $1.0 billion of 7 7/8% Senior Notes due 2018 and $1.0 billion of 6 5/8% Senior Notes due 2020

Key Consolidated Financial and Operating Metrics

(in millions, except percentages, per share, per subscriber and subscriber amounts)

	Three Months Ended December 31, 2010	Three Months Ended December 31, 2009	Twelve Months Ended December 31, 2010	Twelve Months Ended December 31, 2009
Service revenues	$972	$825	$3,690	$3,130
Total revenues	$1,066	$930	$4,069	$3,481
Income from operations	$207	$130	$719	$535
Net income	$14	$33	$193	$177
Diluted net income per common share	$0.04	$0.09	$0.54	$0.49
Consolidated Adjusted EBITDA(1)	$315	$251	$1,176	$956
Consolidated Adjusted EBITDA as a percentage of service revenues	32.4%	30.5%	31.9%	30.5%

ARPU(1)	$39.79	$40.70	$39.79	$40.68
CPGA(1)	$161.88	$138.36	$157.26	$145.79
CPU(1)	$18.83	$18.06	$18.49	$17.23
Churn-Average Monthly Rate	3.5%	5.3%	3.6%	5.5%

Consolidated Subscribers
End of Period	8,155,110	6,639,524	8,155,110	6,639,524
Net Additions	297,726	317,255	1,515,586	1,272,691
Penetration of Covered POPs(2)	8.4%	7.2%	8.4%	7.2%

(1)	For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of non-GAAP Financial Measures” included at the end of this release.
(2)	Number of covered POPs covered by MetroPCS Communications, Inc. network increased approximately 5.1 million from 12/31/09 to 12/31/10.

Quarterly Consolidated Results

•	Consolidated service revenues of $972 million for the fourth quarter, an increase of $147 million, or approximately 18%, when compared to the prior year’s fourth quarter.

•

Income from operations increased $77 million, or approximately 60%, for the quarter ended December 31, 2010 when compared to the prior year’s fourth quarter and includes a $27 million gain recognized on a FCC license exchange consummated during the quarter.

•	Net income for the quarter was approximately $14 million and includes approximately $60 million in net charges related to the extinguishment of our 9 1/4% Senior Notes due 2014 and a gain recognized on a FCC license exchange consummated during the quarter. On a non- GAAP basis excluding the loss on extinguishment of debt and gain on the FCC license exchange, net income would have been $74 million, or $0.20 per common share.

•	Consolidated Adjusted EBITDA of $315 million increased by approximately $64 million, or 25%, when compared to the same period in the previous year.

•

Average revenue per user (ARPU) of $39.79 for the fourth quarter of 2010 represents a decrease of $0.91 when compared to the fourth quarter of 2009 and an increase of $0.10 when compared to the third quarter of 2010. The decrease in ARPU was primarily attributable to our Wireless for All service plans which include all applicable taxes and regulatory fees.

•

The Company’s cost per gross addition (CPGA) of $161.88 for the fourth quarter of 2010 represents an increase of $23.52 when compared to the prior year’s fourth quarter. The increase in CPGA was primarily driven by various promotional activities as well as lower gross additions resulting from the reduction in false churn.

•

Cost per user (CPU) increased to $18.83 in the fourth quarter of 2010, or 4%, when compared to the fourth quarter of 2009. The increase in CPU is primarily driven by an increase in handset subsidies on existing customers, the inclusion of regulatory fees in our Wireless for All service plans as well as costs associated with our 4G LTE network upgrade.

•

Churn decreased 180 basis points from 5.3% to 3.5%, when compared to the fourth quarter of 2009. The decrease in churn was primarily driven by acceptance of our Wireless for All service plans including a decline in false churn as we no longer offer the first month of service for free.

Annual Consolidated Results

•	MetroPCS reported consolidated service revenues of approximately $3.7 billion, an increase of approximately 18% over the prior year.

•

Income from operations increased approximately $184 million, or 34%, for the year ended December 31, 2010 as compared to the prior year and includes gains of $46 million recognized on FCC license exchanges consummated during the year. On a non-GAAP basis excluding these gains, income from operations would have been $673 million, an increase of 31% over 2009.

•

Net income for the year was $193 million and includes approximately $59 million in net charges related to the extinguishment of our 9 1/4% Senior Notes due 2014 and gains recognized on FCC license exchanges consummated during the year. On a non-GAAP basis excluding the loss on extinguishment of debt and gains on FCC license exchanges, net income would have been $252 million, or $0.70 per common share.

•	Consolidated Adjusted EBITDA of approximately $1.18 billion increased $220 million, or 23%, when compared to the prior year.

Operational and Financial Guidance for 2011

MetroPCS currently expects to incur capital expenditures in the range of $650 million to $800 million on a consolidated basis for the full year ending December 31, 2011.

MetroPCS Conference Call Information

MetroPCS Communications, Inc. will host a conference call to discuss its Fourth Quarter and Year End 2010 Earnings Results at 9:00 a.m. Eastern Standard Time (EST) on Thursday, February 24, 2011.

Date:	Thursday, February 24, 2011
Time:	9:00 a.m. EST

Call-in Numbers:	Toll free: 877-419-6594
International:	719-325-4797
Participant Passcode:	7234703

Please plan on accessing the conference call ten minutes prior to the scheduled start time.

The conference call will be broadcast live via the Company’s Investor Relations website at investor.metropcs.com. A replay of the webcast will be available on the website beginning at approximately 12:30 p.m. EST on February 24, 2011.

A replay of the conference call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (International). The passcode required to listen to the replay is 7234703.

To automatically receive MetroPCS financial news by e-mail, please visit the Investor Relations portion of the MetroPCS website, investor.metropcs.com, and subscribe to E-mail Alerts.

All registered marks, including but not limited to, Wireless for All and Metro USA, are registered service marks of MetroPCS Wireless, Inc. All rights reserved. All other company and product names mentioned may be trademarks or registered marks of the respective companies with which they are associated.

About MetroPCS Communications, Inc.

Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no annual contract. MetroPCS is the fifth largest facilities-based wireless carrier in the United States based on number of subscribers served. With Metro USASM, MetroPCS customers can use their services in areas throughout the United States covering a population of over 280 million people. As of December 31, 2010, MetroPCS had over 8.1 million subscribers. For more information please visit www.metropcs.com.

Forward-Looking Statements

This news release includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and rule 3(b)-6 under the Securities Exchange Act of 1934, as amended. Any statements made in this news release that are not statements of historical fact, including statements about our beliefs, opinions and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning our positioning for 2011, the strength of our handset line-up, the comparability of our offerings to the competition, the experience our customers will have on our service, our positioning with regard to market and competitive challenges, our guidance on capital expenditures for 2011, and possible or assumed future results of operations, and statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs, outcomes of litigation and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “views,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.

These forward-looking statements, are based on reasonable assumptions at the time they are made, including our current expectations, plans, beliefs, opinions and assumptions in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such times, and many of these factors are beyond our control. Forward-looking statements are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include, but are not limited to:

•	the highly competitive nature of our industry;

•	our ability to maintain our cost structure;

•	our and our competitors’ current and planned promotions, marketing and sales initiatives and our ability to respond and support them;

•	our ability to negotiate and maintain acceptable agreements with our suppliers and vendors, including roaming arrangements;

•	the seasonality of our business and any failure to have strong customer growth in the first and fourth quarters;

•	increases or changes in taxes and regulatory fees;

•	the rapid technological changes in our industry and the ability of our suppliers to develop and provide us with technological developments we need to remain competitive;

•	the current economic environment in the United States and the state of the capital markets in the United States;

•	our exposure to counterparty risk in our financial agreements;

•	our ability to meet the demands and expectations of our customers, to maintain adequate customer care and manage our churn rate;

•	our ability to achieve planned growth and churn rates;

•	our ability to manage our rapid growth, train additional personnel and maintain our financial and disclosure controls and procedures;

•	our ability to secure the products, services, applications, content and network infrastructure equipment we need or which our customers or potential customers demand;

•	our ability to secure spectrum, or secure it at acceptable prices, when we need it;

•	our ability to manage our networks to deliver the services our customers expect and to respond to technology changes, and to maintain and upgrade our networks and business systems;

•	our deployment of new technologies, such as long term evolution, or 4G LTE, in our networks and its success and our ability to offer new services using such new technology;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;

•	governmental regulation affecting our services and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts and the limitations imposed by the covenants in our indebtedness;

•	changes in consumer preferences or demand for our products;

•	our inability to attract and retain key members of management;

•	our reliance on third parties to provide distribution, products, software and services that are integral to our business;

•	the performance of our suppliers and other third parties on whom we rely; and

•

other factors described or referenced from time to time in our annual report on Form 10-K, for the year ended December 31, 2010 to be filed on or before March 1, 2011, as well as subsequent quarterly reports on Form 10-Q, or current reports on Form 8-K, all of which are on file with the SEC and may be obtained free of charge through the SEC’s website http://www.sec.gov, from the Company’s website at www.metropcs.com under the investor relations tab, or from the Company by contacting the Investor Relations department.

The forward-looking statements speak only as to the date made, are based on current assumptions and expectations, and are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements, which are based on current assumptions and expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement to reflect events after the date of this release, except as required by law. The results for the fourth quarter of 2010 may not be reflective of results for the year or any subsequent period. MetroPCS does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.

MetroPCS Communications, Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2010 and 2009

(in thousands, except share and per share information)

	2010	2009
CURRENT ASSETS:
Cash and cash equivalents	$796,531	$929,381
Short-term investments	374,862	224,932
Inventories	161,049	147,401
Accounts receivable (net of allowance for uncollectible accounts of $2,494 and $2,045 at December 31, 2010 and 2009, respectively)	58,056	51,536
Prepaid expenses	50,477	48,353
Deferred charges	83,485	59,414
Deferred tax assets	6,290	1,948
Other current assets	63,135	28,426

Total current assets	1,593,885	1,491,391

Property and equipment, net	3,659,445	3,252,213
Restricted cash and investments	2,876	15,438
Long-term investments	16,700	6,319
FCC licenses	2,522,241	2,470,181
Other assets	123,433	150,475

Total assets	$7,918,580	$7,386,017

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$521,788	$558,366
Current maturities of long-term debt	21,996	19,326
Deferred revenue	224,471	187,654
Other current liabilities	34,165	32,123

Total current liabilities	802,420	797,469

Long-term debt, net	3,757,287	3,625,949
Deferred tax liabilities	643,058	512,306
Deferred rents	101,411	80,487
Other long-term liabilities	72,828	81,664

Total liabilities	5,377,004	5,097,875

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized; no shares of preferred stock issued and outstanding at December 31, 2010 and 2009	—	—
Common Stock, par value $0.0001 per share, 1,000,000,000 shares authorized, 355,318,666 and 352,711,263 shares issued and outstanding at December 31, 2010 and 2009, respectively	36	35
Additional paid-in capital	1,686,761	1,634,754
Retained earnings	858,108	664,693
Accumulated other comprehensive loss	(1,415)	(11,340)
Less treasury stock, at cost, 237,818 and no treasury shares at December 31, 2010 and 2009, respectively	(1,914)	—

Total stockholders’ equity	2,541,576	2,288,142

Total liabilities and stockholders’ equity	$7,918,580	$7,386,017

MetroPCS Communications, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

(in thousands, except share and per share information)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
REVENUES:
Service revenues	$972,024	$824,498	$3,689,695	$3,130,385
Equipment revenues	93,502	105,484	379,658	350,130

Total revenues	1,065,526	929,982	4,069,353	3,480,515

OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization expense of $103,189, $91,516, $393,721 and $332,319, shown separately below)	317,423	307,456	1,223,931	1,120,052
Cost of equipment	288,587	232,762	1,093,944	884,272
Selling, general and administrative expenses (exclusive of depreciation and amortization expense of $15,637, $14,242, $56,011 and $45,537, shown separately below)	155,720	150,539	621,660	567,730
Depreciation and amortization	118,826	105,758	449,732	377,856
(Gain) loss on disposal of assets	(22,351)	3,645	(38,812)	(4,683)

Total operating expenses	858,205	800,160	3,350,455	2,945,227

Income from operations	207,321	129,822	718,898	535,288

OTHER EXPENSE (INCOME):
Interest expense	64,415	70,927	263,125	270,285
Interest income	(601)	(750)	(1,954)	(2,870)
Other expense, net	412	401	1,807	1,808
Loss on extinguishment of debt	128,035	—	143,626	—
Impairment loss on investment securities	—	560	—	2,386

Total other expense	192,261	71,138	406,604	271,609

Income before provision for income taxes	15,060	58,684	312,294	263,679

Provision for income taxes	(1,509)	(25,559)	(118,879)	(86,835)

Net income	$13,551	$33,125	$193,415	$176,844

Other comprehensive income:
Unrealized gains on available-for-sale securities, net of tax of $75, $573, $242 and $294, respectively	100	2,545	361	3,210
Unrealized gains (losses) on cash flow hedging derivatives, net of tax of $3,795, $1,803, $4,879 and $9,521, respectively	6,305	(2,512)	(7,268)	(14,710)
Reclassification adjustment for gains on available-for-sale securities included in net income, net of tax of $95, $145, $227 and $250, respectively	(131)	(228)	(338)	(394)
Reclassification adjustment for losses on cash flow hedging derivatives included in net income, net of tax of $2,206, $6,163, $11,526 and $21,247, respectively	2,586	9,310	17,170	33,087

Total other comprehensive income	8,860	9,115	9,925	21,193

Comprehensive income	$22,411	$42,240	$203,340	$198,037

Net income per common share:
Basic	$0.04	$0.10	$0.54	$0.50

Diluted	$0.04	$0.09	$0.54	$0.49

Weighted average shares:
Basic	354,803,447	352,392,189	353,711,045	351,898,898

Diluted	358,861,947	353,712,378	356,135,089	355,942,921

MetroPCS Communications, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2010 and 2009

(in thousands)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$193,415	$176,844
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	449,732	377,856
Provision for uncollectible accounts receivable	2	199
Deferred rent expense	21,080	24,222
Cost of abandoned cell sites	2,633	8,286
Stock-based compensation expense	46,537	47,783
Non-cash interest expense	13,264	11,309
Gain on disposal of assets	(38,812)	(4,683)
Loss on extinguishment of debt	143,626	—
Gain on sale of investments	(566)	(644)
Impairment loss on investment securities	—	2,386
Accretion of asset retirement obligations	3,063	5,111
Other non-cash expense	1,929	1,567
Deferred income taxes	115,478	110,161
Changes in assets and liabilities:
Inventories, net	(13,648)	8,554
Accounts receivable, net	(6,523)	(17,056)
Prepaid expenses	(3,368)	(8,438)
Deferred charges	(24,071)	(9,698)
Other assets	17,896	23,318
Accounts payable and accrued expenses	30,946	128,167
Deferred revenue	36,817	35,779
Other liabilities	5,070	(21,674)

Net cash provided by operating activities	994,500	899,349

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(790,385)	(831,674)
Change in prepaid purchases of property and equipment	28,200	(33,115)
Proceeds from sale of property and equipment	8,793	5,330
Purchase of investments	(711,827)	(486,645)
Proceeds from maturity of investments	562,500	262,500
Change in restricted cash and investments	12,018	(15,113)
Acquisitions of FCC licenses and microwave clearing costs	(8,873)	(19,186)
Proceeds from exchange of FCC licenses	—	949
Cash used in asset acquisitions	(41,059)	—
Purchase of redeemable minority interest	(9,785)	—

Net cash used in investing activities	(950,418)	(1,116,954)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in book overdraft	(82,712)	(20,314)
Proceeds from senior note offerings, net of discount	1,992,770	492,250
Debt issuance costs	(35,353)	(11,925)
Repayment of debt	(16,000)	(16,000)
Retirement of 9 1/4% Senior Notes	(2,040,186)	—
Payments on capital lease obligations	(3,660)	(3,599)
Purchase of treasury stock	(1,914)	—
Proceeds from exercise of stock options	10,123	8,626

Net cash (used in) provided by financing activities	(176,932)	449,038

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(132,850)	231,433
CASH AND CASH EQUIVALENTS, beginning of year	929,381	697,948

CASH AND CASH EQUIVALENTS, end of year	$796,531	$929,381

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

Average revenue per user, or ARPU, cost per gross addition, or CPGA, and cost per user, or CPU, are non-GAAP financial measures utilized by the Company’s management to judge the Company’s ability to meet its liquidity requirements and to evaluate its operating performance. Management believes that these measures are important in understanding the performance of the Company’s operations from period to period, and although every company in the wireless industry does not define each of these measures in precisely the same way, management believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. The following tables reconcile non-GAAP financial measures with the Company’s financial statements presented in accordance with GAAP.

ARPU — The Company utilizes ARPU to evaluate per-customer service revenue realization and to assist in forecasting future service revenues. ARPU is calculated exclusive of pass through charges that the Company collects from its customers and remits to the appropriate government agencies.

Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. ARPU for the year ended December 31, 2010 includes approximately $0.8 million and ARPU for the three months and year ended December 31, 2009 includes $5.7 million and $42.9 million, respectively, that would have been recognized as service revenues but were classified as equipment revenues because the consideration received from customers was less than the fair value of promotionally priced handsets. The following table shows the calculation of ARPU for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands, except average number of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$972,024	$824,498	$3,689,695	$3,130,385
Add:
Impact to service revenues of promotional activity	—	5,721	778	42,931
Less:
Pass through charges	(21,963)	(47,785)	(91,167)	(173,099)

Net service revenues	$950,061	$782,434	$3,599,306	$3,000,217

Divided by: Average number of customers	7,958,700	6,407,637	7,538,895	6,145,414

ARPU	$39.79	$40.70	$39.79	$40.68

CPGA — The Company utilizes CPGA to assess the efficiency of its distribution strategy, validate the initial capital invested in its customers and determine the number of months to recover customer acquisition costs. This measure also allows management to compare the Company’s average acquisition costs per new customer to those of other wireless broadband mobile providers. Equipment revenues related to new customers, adjusted for the impact to service revenues of promotional activity, are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the Company’s acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which the Company considers to be the most directly comparable GAAP financial measure to CPGA.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands, except gross customer additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$81,872	$80,129	$330,593	$302,275
Less: Equipment revenues	(93,502)	(105,484)	(379,658)	(350,130)
Add: Impact to service revenues of promotional activity	—	5,721	778	42,931
Add: Equipment revenue not associated with new customers	53,210	48,143	225,115	169,929
Add: Cost of equipment	288,587	232,762	1,093,944	884,272
Less: Equipment costs not associated with new customers	(144,834)	(77,270)	(520,972)	(275,793)

Gross addition expenses	$185,333	$184,001	$749,800	$773,484

Divided by: Gross customer additions	1,144,898	1,329,880	4,768,011	5,305,505

CPGA	$161.88	$138.36	$157.26	$145.79

CPU — The Company utilizes CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in the Company’s business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless providers. The Company believes investors use CPU primarily as a tool to track changes in the Company’s non-selling cash costs over time and to compare the Company’s non-selling cash costs to those of other wireless providers, although other wireless carriers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CPU.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands, except average number of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$317,423	$307,456	$1,223,931	$1,120,052
Add: General and administrative expense	73,848	70,410	291,067	265,455
Add: Net loss on equipment transactions unrelated to initial customer acquisition	91,624	29,127	295,857	105,864
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(11,434)	(12,015)	(46,537)	(47,783)

Less: Pass through charges	(21,963)	(47,785)	(91,167)	(173,099)

Total costs used in the calculation of CPU	$449,498	$347,191	$1,673,151	$1,270,489

Divided by: Average number of customers	7,958,700	6,407,637	7,538,895	6,145,414

CPU	$18.83	$18.06	$18.49	$17.23

The Company’s senior secured credit facility defines consolidated Adjusted EBITDA as: consolidated net income plus depreciation and amortization; gain (loss) on disposal of assets; non-cash expenses; gain (loss) on extinguishment of debt; provision for income taxes; interest expense; and certain expenses of MetroPCS Communications, Inc. minus interest and other income and non-cash items increasing consolidated net income. The Company considers consolidated Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to the Company’s ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and fund future growth. The Company presents consolidated Adjusted EBITDA because covenants in its senior secured credit facility contain ratios based on this measure. Other wireless carriers may calculate consolidated Adjusted EBITDA differently. If the Company’s consolidated Adjusted EBITDA were to decline below certain levels, covenants in the Company’s senior secured credit facility that are based on consolidated Adjusted EBITDA, including the maximum senior secured leverage ratio covenant, may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under the Company’s senior secured credit facility. The Company’s maximum senior secured leverage ratio is required to be less than 4.5 to 1.0 based on consolidated Adjusted EBITDA plus the impact of certain new markets. The lenders under the senior secured credit facility use the senior secured leverage ratio to measure the Company’s ability to meet its obligations on its senior secured debt by comparing the total amount of such debt to its consolidated Adjusted EBITDA, which the Company’s lenders use to estimate its cash flow from operations. The senior secured leverage ratio is calculated as the ratio of senior secured indebtedness to consolidated Adjusted EBITDA, as defined by the senior secured credit facility. In addition, consolidated Adjusted EBITDA is also utilized, among other measures, to determine management’s compensation under their annual cash performance awards. Consolidated Adjusted EBITDA is not a measure calculated in accordance with GAAP, and should not be considered a substitute for operating income, net income, or any other measure of financial performance reported in accordance with GAAP. In addition, consolidated Adjusted EBITDA should not be construed as an alternative to, or more meaningful than cash flows from operating activities, as determined in accordance with GAAP.

The following table shows the calculation of the Company’s consolidated Adjusted EBITDA, as defined in the Company’s senior secured credit facility, for the three and twelve months ended December 31, 2010 and 2009.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands)
Calculation of Consolidated Adjusted EBITDA:
Net income	$13,551	$33,125	$193,415	$176,844
Adjustments:
Depreciation and amortization	118,826	105,758	449,732	377,856
(Gain) loss on disposal of assets	(22,351)	3,645	(38,812)	(4,683)
Stock-based compensation expense (1)	11,434	12,015	46,537	47,783
Interest expense	64,415	70,927	263,125	270,285
Interest income	(601)	(750)	(1,954)	(2,870)
Other expense, net	412	401	1,807	1,808
Impairment loss on investment securities	—	560	—	2,386
Loss on extinguishment of debt	128,035	—	143,626	—
Provision for income taxes	1,509	25,559	118,879	86,835

Consolidated Adjusted EBITDA	$315,230	$251,240	$1,176,355	$956,244

(1)	Represents a non-cash expense, as defined by our senior secured credit facility.

In addition, for further information, the following table reconciles consolidated Adjusted EBITDA, as defined in the Company’s senior secured credit facility, to cash flows from operating activities for the three and twelve months ended December 31, 2010 and 2009.

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(in thousands)
Reconciliation of Net Cash Provided by Operating Activities to Consolidated Adjusted EBITDA:
Net cash provided by operating activities	$315,109	$119,935	$994,500	$899,349
Adjustments:
Interest expense	64,415	70,927	263,125	270,285
Non-cash interest expense	(3,215)	(3,133)	(13,264)	(11,309)
Interest income	(601)	(750)	(1,954)	(2,870)
Other expense, net	412	401	1,807	1,808
Other non-cash expense	(474)	(400)	(1,929)	(1,567)
Recovery of (provision) for uncollectible accounts receivable	36	(9)	(2)	(199)
Deferred rent expense	(5,432)	(6,457)	(21,080)	(24,222)
Cost of abandoned cell sites	(1,183)	(2,138)	(2,633)	(8,286)
Accretion of asset retirement obligation	(292)	(1,395)	(3,063)	(5,111)
Gain on sale and maturity of investments	226	373	566	644
Provision for income taxes	1,509	25,559	118,879	86,835
Deferred income taxes	(1,372)	(25,091)	(115,478)	(110,161)
Changes in working capital	(53,908)	73,418	(43,119)	(138,952)

Consolidated Adjusted EBITDA	$315,230	$251,240	$1,176,355	$956,244

The following table reconciles pro forma net income to net income for the three and twelve months ended December 31, 2010 and 2009.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Net income	$13,551	$33,125	$193,415	$176,844
Adjustments:
Loss on extinguishment of debt, net of tax	76,437	—	85,744	—
Gain on spectrum exchanges, net of tax	(15,872)	—	(27,320)	(13,994)

Pro forma net income	$74,116	$33,125	$251,839	$162,850

The following table reconciles pro forma income from operations to income from operations for the twelve months ended December 31, 2010 and 2009.

	Twelve Months Ended December 31,
	2010	2009
Income from operations	$718,898	$535,288
Adjustments:
Gain on spectrum exchanges	(45,762)	(23,324)

Pro forma income from operations	$673,136	$511,964